Filed pursuant to Rule 433

Registration No. 333- 239669

Issuer Free Writing Prospectus

Supplementing the Preliminary Prospectus Supplement

dated June 14, 2021

HARROW HEALTH, INC.

US $18,025,000

8.625% Senior Notes Due 2026

Final Term Sheet

June 14, 2021

This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement, dated June 14, 2021 (the “Preliminary Prospectus Supplement”). The information in this pricing term sheet supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Terms used and not defined herein have the meanings assigned in the Preliminary Prospectus Supplement.

Issuer:	Harrow Health, Inc.
Securities:	8.625% Senior Notes Due 2026 (the “Notes”)
Type:	SEC Registered
Trade Date:	June 15, 2021
Settlement Date:	June 17, 2021
Listing:	Nasdaq “HROWL”
Gross Proceeds:	$18,025,000
Number of Notes:	700,000 (equal to $17,500,000 principal amount)
Option Notes:	Up to 100,000 (up to $2,500,000 of additional principal amount)
Maturity Date:	April 30, 2026
Rating:	The Notes have received a “BB” rating from Egan-Jones Ratings Co., an independent, unaffiliated rating agency. Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agency by the Issuer and information obtained by the rating agency from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the Notes. Each rating should be evaluated independently of any other rating.
Annual Coupon:	8.625%, paid quarterly in arrears
Interest Payment Dates:	January 31, April 30, July 31 and October 31, commencing July 31, 2021, and at maturity
Price to the Public:	$25.75 per Note
Day Count:	30/360

Optional Redemption:

Prior to February 1, 2026, the Issuer may, at its option, redeem the Notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus a Make-Whole Amount, if any, plus accrued and unpaid interest to, but excluding, the date of redemption.

The Issuer may redeem the Notes for cash in whole or in part at any time at our option on or after February 1, 2026 and prior to maturity, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

Minimum Denomination / Multiples:	$25.00/$25.00
CUSIP/ISIN:	415858 208/US4158582084
Book-Running Managers:	B. Riley Securities, Inc., Ladenburg Thalmann & Co. Inc.
Conflict of Interest:

B. Riley Securities, Inc. will participate in the offering of the Notes as a joint book-running manager.

B. Riley Securities, Inc. has a “conflict of interest” in this offering within the meaning of Rule 5121 of the Financial Industry Regulatory Authority (“FINRA”). Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121.

This communication is intended for the sole use of the person to whom it is provided by the issuer.

The issuer has filed a shelf registration statement (including a base prospectus dated July 13, 2020) and Preliminary Prospectus Supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Preliminary Prospectus Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request them from B. Riley Securities, Inc. by calling (703) 312-9580 or by emailing prospectuses@brileysecurities.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

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